Exhibit 99.1

Contact:	Michelle Hards
(419) 535-4636
michelle.hards@dana.com

DANA CORPORATION CHAIRMAN COMMENTS
ON AFTERMARKET SALE AND COST SAVING OPPORTUNITIES

TOLEDO, Ohio, Nov. 15, 2004 – In recent meetings with analysts and investors, Michael J. Burns, chairman and CEO of Dana Corporation (NYSE: DCN), confirmed the company’s confidence that it will complete the sale of its automotive aftermarket businesses to an affiliate of The Cypress Group by the end of November.

Mr. Burns reiterated Dana’s plans to use proceeds from the sale for an additional contribution of up to $200 million to the company’s pension plans and for further reduction of Dana’s debt, both of which are expected to accelerate the company’s return to investment-grade status. Additionally, over the long term, Dana will reinvest in its core businesses to improve its cost structure and strengthen top-line growth. This is expected to be done through consolidation of its manufacturing base, as well as investments in joint ventures and selective acquisitions.

Mr. Burns also commented on a series of company actions designed to significantly reduce costs, including leveraging its global purchasing efforts, accelerating the deployment of lean manufacturing techniques, extending its value engineering efforts, and standardizing administrative processes.

Purchasing Consolidation
Paul Miller, Dana’s new vice president of purchasing, is accelerating the consolidation of the company’s purchasing activities, which were widely dispersed and operated on a number of different IT systems.

Dana’s cost of direct and indirect materials and purchased services totals more than $4.5 billion annually. By fully leveraging its purchasing power, Dana hopes to realize a significant reduction in these costs over the next several years, but cannot project the actual cost savings at this time, as the full impact of this initiative is still being assessed.

Mr. Burns commented that this initiative has proven timely, as it has helped to partly offset the higher cost of steel and other commodities that Dana has faced this year and expects to face in 2005. Incremental steel costs in the third quarter of 2004 impacted the company’s continuing operations by approximately $40 million before tax. Mr. Burns expressed hopes that steel cost increases will subside in 2005, but reiterated that the company is taking a conservative approach in planning for next year.

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Lean Manufacturing
Another significant opportunity for cost savings is lean manufacturing techniques, including value stream mapping and commonizing on best processes globally. Value stream maps graphically chart manufacturing and other business processes to enable the company to identify and eliminate non-value-added activity.

Dana has recently adopted a standardized approach to value stream mapping. The company has mapped 39 processes to date, and the results are encouraging. This technique could be applied to hundreds of processes across the company. If the initial results are indicative, Dana could potentially achieve substantial savings in the long term. However, at this early stage, no firm estimate of savings can be made.

Value Engineering
Value analysis/value engineering (VA/VE) represents an additional opportunity for savings. VA/VE is a process done in conjunction with customers to redesign components to reduce costs. Mr. Burns commented that the benefits of VA/VE can translate not only into cost savings, but also into top-line growth.

Standardized Administrative Processes
Mr. Burns also indicated that Dana is working aggressively to standardize administrative processes in areas such as information technology, finance, and human resources. He added that, like purchasing, these processes have been operating in a very decentralized environment, and standardization will not only reduce cost, but also improve effectiveness.

Conclusion
Mr. Burns reiterated that the sale of the automotive aftermarket businesses is an important strategic step for Dana. In the near term, the company will realize the benefits of lower pension and interest expense. In addition, while no plans or cost saving estimates have been finalized, Dana is studying ways to enhance its manufacturing footprint through consolidation, joint ventures, and selective acquisitions. This will enable Dana to better serve its global customers and further improve its cost structure in the longer term. Mr. Burns concluded that these efforts, coupled with the ongoing cost saving initiatives, will better position Dana for the future.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, the company’s continuing operations employ approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. Dana’s Internet address is www.dana.com.

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Forward-Looking Statements
Certain statements contained in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include the success and timing of the sale of the automotive aftermarket businesses; the extent and success of our cost reduction, lean manufacturing, VA/VE, and cash management programs; increases in commodity costs, including steel, that cannot be recouped in product pricing; competitive pressures on our sales and pricing; the ability of our customers and suppliers to achieve their projected sales and production levels; and other factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.

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